INVESTMENT MANAGEMENT

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FORM OF	(d)(2)(F)(i)

October 21, 2022

Catrina Willingham

Vice President – Controller

Voya Investment Management Co. LLC

5780 Powers Ferry Road NW

Atlanta, GA 30327

Re: Addition of Voya VACS Index Series S Portfolio

Dear Ms. Willingham:

Pursuant to the Sub-Advisory Agreement, effective as of May 1, 2017, between Voya Investments, LLC and Voya Investment Management Co. LLC (the "Agreement"), we hereby notify you of our intention to retain you as Sub-Adviser to render investment advisory services to Voya VACS Index Series S Portfolio (the "Portfolio"), a newly established series of Voya Investors Trust, effective on October 21, 2022, upon all of the terms and conditions set forth in the Agreement.

Upon your acceptance, the Agreement will be modified to give effect to the foregoing by adding the Portfolio to Schedule A of the Agreement. The Amended Schedule A, which indicates the annual sub-advisory fee rate for the Portfolio, is attached hereto.

Please signify your acceptance to the act as Sub-Adviser under the Agreement with respect to the aforementioned Portfolio by signing below where indicated.

Very sincerely,

By: _________________________

Name: Todd Modic

Title: Senior Vice President

Voya Investments, LLC

ACCEPTED AND AGREED TO:

Voya Investment Management Co. LLC

By: _________________________

Name: Catrina Willingham

Title: Vice President – Controller, Duly Authorized

AMENDED SCHEDULE A

with respect to the

SUB-ADVISORY AGREEMENT

between

VOYA INVESTMENTS, LLC

and

VOYA INVESTMENT MANAGEMENT CO. LLC

Annual Sub-Advisory Fee
Series	(as a percentage of average daily
assets allocated to the Sub-Adviser)

0.1575% on the first $200 million in combined
Voya Government Liquid Assets Portfolio1	assets of these Series;
0.1350% on the next $300 million; and

0.1125% on assets in excess of $500 million

0.2200% on the first $1 billion;
Voya High Yield Portfolio	0.2160% on the next $1 billion; and
0.2120% on asset in excess of $2 billion

Voya Limited Maturity Bond Portfolio1	0.1575% on the first $200 million in combined
assets of these Series;
0.1350% on the next $300 million; and
0.1125% on assets in excess of $500 million

Voya U.S. Stock Index Portfolio	0.1170%

Voya VACS Index Series S Portfolio	0.0675%

Effective Date: October 21, 2022, to reflect the addition of Voya VACS Index Series S Portfolio.